SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            S&K FAMOUS BRANDS, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

[S & K LOGO]

                            S & K FAMOUS BRANDS, INC.
                                 P.O. BOX 31800
                          RICHMOND, VIRGINIA 23294-1800

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 30, 1996


To the Shareholders of S & K Famous Brands, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of S & K Famous Brands, Inc. (the "Company") will be held in the Company's store located at 11100 West Broad Street, Richmond, Virginia, at 10:00 a.m., E.D.T., on Thursday, May 30, 1996, for the following purposes:

    1.  To elect eight (8) directors to serve for the ensuing year.

    2. To ratify the selection of Price Waterhouse LLP as independent accountants for the Company for the current year.

    3. To transact such other business as may come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 10, 1996 as the record date for the determination of Shareholders entitled to notice and to vote at the meeting and any adjournments thereof.

                                By Order of the Board of Directors,


                                Robert E. Knowles
                                Secretary
April 10, 1996

    PLEASE FILL IN, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

S & K FAMOUS BRANDS, INC.
P.O. BOX 31800
RICHMOND, VIRGINIA  23294-1800

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 30, 1996

    The enclosed proxy is solicited on behalf of the Board of Directors of S & K Famous Brands, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company, to be held May 30, 1996, or any adjournments thereof, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. This Proxy Statement and related form of proxy are first being mailed to the Shareholders of the Company on or about April 10, 1996.

    The close of business on April 10, 1996, has been fixed by the Board of Directors as the record date for determination of Shareholders entitled to notice of and to vote at the meeting. As of the close of business on that date, there were 5,066,371 shares of Common Stock, par value $.50 per share, of the Company ("Common Stock") outstanding and entitled to vote. Each such share of Common Stock entitles the holder thereof to one vote.

    Proxies may be revoked at any time before exercise by written notice to the Company, by submitting a substitute proxy, or by attending the meeting and voting in person. Shares represented by proxies in the form enclosed, if properly executed and returned, will be voted as specified, but when no specification is made, the shares will be voted for the election of the nominees for director named herein.

    Except for the election of directors, action on a matter submitted to the shareholders will be approved if the votes cast in favor of the action exceed the votes cast opposing the action. With respect to the election of directors, the eight nominees receiving the greatest number of votes cast for the election of directors will be elected. Presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum. Shares for which the holder has elected to abstain or to withhold the proxies' authority to vote (including broker non-votes) on a matter will count toward a quorum but will have no effect on the action taken with respect to such matter.

    The cost of the solicitation of proxies will be borne by the Company. Solicitation will be primarily by mail. However, directors and officers of the Company may also solicit proxies by telephone, telegraph or personal interview but will receive no compensation therefor other than their regular salaries. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy material to the beneficial owners of such shares.

    The principal executive offices of the Company are located at 11100 West Broad Street, P. O. Box 31800, Richmond, Virginia 23294-1800.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The table below presents certain information as to the only persons known to the Company to be the beneficial owners of more than 5% of the Common Stock of the Company as of March 22, 1996. Except as otherwise noted, each of the beneficial owners listed below has sole voting and investment power with respect to the shares listed.


- -----------------------------------------------------------------------------

                                 AMOUNT AND
      NAME AND ADDRESS OF         NATURE OF             PERCENT
       BENEFICIAL OWNER           OWNERSHIP             OF CLASS
- -----------------------------------------------------------------------------


Stuart C. Siegel                1,501,369(1)              29.6
P.O. Box 31800
Richmond, VA 23294-1800

T. Rowe Price Associates, Inc.    410,000(2)               8.1
T. Rowe Price Small
   Cap Value Fund Inc.
100 E. Pratt Street
Baltimore, MD 21202
- -----------------------------------------------------------------------------

    (1) Includes 172,192 shares held in trust for the benefit of Sara E. Rose, David A. Rose and Howard L. Rose, the children of Mr. Siegel's sister, Judith R. Becker. Stuart C. Siegel is trustee and exercises voting and investment power with respect to these shares.




    (2) As of February 14, 1996, T. Rowe Price Small Cap Value Fund, Inc.
("T. Rowe Price Fund"), had sole voting power with respect to 375,000 of these shares and T. Rowe Price Associates, Inc. ("Price Associates"), which serves T. Rowe Price Fund as investment advisor, had sole investment power with respect to all of these shares and sole voting power with respect to 35,000 of these shares. Price Associates has advised the Company that for purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of these shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of these shares.

SECURITY OWNERSHIP OF MANAGEMENT
    The table below presents certain information as to the beneficial ownership of the Company's Common Stock by (i) each director and nominee, (ii) each executive officer named in the Summary Compensation Table, and (iii) all executive officers, directors and nominees as a group, as of March 22, 1996. Except as otherwise noted, each of the persons named below has sole voting and investment power with respect to the shares listed.

- -----------------------------------------------------------------------------

                           AMOUNT AND NATURE
           NAME OF           OF BENEFICIAL     PERCENT
        BENEFICIAL OWNER       OWNERSHIP      OF CLASS
- -----------------------------------------------------------------------------

Stuart C. Siegel             1,501,369(1)       29.6
Robert L. Burrus, Jr.            1,000             *
Donald W. Colbert              219,937(2)        4.3
Selwyn S. Herson                   600             *
Andrew M. Lewis                  7,000             *
Steven A. Markel                55,580(3)        1.1
Troy A. Peery                    1,000             *
Richard L. Sharp                 4,000             *
Marshall B. Wishnack             1,000             *
Robert J. Taphorn               32,857(4)          *
Robert E. Knowles              125,018(5)        2.4
Harry S. Shendow                20,833(6)          *
All directors and
executive officers as
a group (13 persons)         2,025,195(7)       38.3
- -----------------------------------------------------------------------------
    *  Less than 1% of class

    (1) See Note 1 under Security Ownership of Certain Beneficial Owners.

    (2) Includes 100,733 shares subject to options exercisable within 60 days.

    (3) Includes 53,580 shares which are owned or controlled by Markel Corporation, a publicly held corporation, and its subsidiaries and as to which such corporations may be deemed to be the beneficial owners as of March 22, 1996. Mr. Markel is currently Vice Chairman and a director of Markel Corporation and, as such, may be considered a control person of such corporation and its subsidiaries. Mr. Markel expressly disclaims beneficial ownership of these shares.

    (4) Includes 9,500 shares subject to options exercisable within 60 days.

    (5) Includes 200 shares owned jointly by Mr. Knowles and his wife as to which Mr. Knowles may be deemed to share voting and investment power. Also includes 65,167 shares subject to options exercisable within 60 days.

    (6) All shares are subject to options exercisable within 60 days.

    (7) Includes 200 shares owned jointly by an executive officer and his spouse as to which such officer may be deemed to share voting and investment power. Also includes 225,000 shares subject to options exercisable within 60 days.




                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

GENERAL
    Eight directors are to be elected to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. Six of the eight nominees for election to the Board of Directors are presently serving as directors. Mr. Richard L. Sharp, who has been a director since 1987, has decided to retire from the Board of Directors at the time of the meeting and therefore will not stand for re-election. Under the Company's Bylaws each of the present directors will hold office until his successor has been elected at the Annual Meeting of Shareholders.

    The persons named as proxies in the accompanying proxy intend to vote for the election of only the eight persons named below unless the proxy specifies otherwise. It is expected that each of these nominees will be able to serve, but in the event that any such nominee is unable to serve for any reason (which event is not now anticipated) the proxies will vote the proxy for the remaining nominees and such other person as the Board of Directors may designate.




INFORMATION REGARDING NOMINEES

    The following table sets forth certain information regarding each nominee.


                                                         PRINCIPAL OCCUPATION                 PRESENT POSITIONS
                                     DIRECTOR                 DURING THE                         AND OFFICES
          NOMINEE             AGE     SINCE                LAST FIVE YEARS                    WITH THE COMPANY
- ---------------------------- ------ ---------- -----------------------------------------------------------------------
Stuart C. Siegel               53      1970    Chairman of the Board of                Chairman of the Board of
                                                 Directors and Chief Executive           Directors; Chief Executive
                                                 Officer of the Company                  Officer; Director

Robert L. Burrus, Jr.          61      1979    Partner in law firm of McGuire,         Director; Chairman,
                                                 Woods, Battle & Boothe, L.L.P.,         Compensation Committee;
                                                 Richmond, Virginia                      Member, Audit Committee

Donald W. Colbert              46      1985    President and Chief Operating           President; Chief Operating
                                                 Officer of the Company                  Officer; Director

Selwyn S. Herson               43      1992    President of consulting firm            Director; Member,
                                                 The Windsor Park Group, Woodland        Compensation Committee
                                                 Hills, California

Andrew M. Lewis, Ph.D.         50      1983    Assistant Professor, Virginia           Director; Member,
                                                 Commonwealth University, since          Compensation Committee
                                                 December 1993; Doctoral Degree
                                                 Candidate, University of California,
                                                 Berkeley, prior to December 1993

Steven A. Markel               47              Vice Chairman of Markel Corporation     None
                                                 since March 1992; Executive Vice
                                                 President and Treasurer prior to
                                                 March 1992

Troy A. Peery                  49              President and Chief Operating Officer   None
                                                 of Heilig-Meyers Company

Marshall B. Wishnack           49      1992    Chairman and Chief Executive            Director; Member, Audit
                                                 Officer of Wheat First Butcher          Committee
                                                 Singer Inc., since April 1996;
                                                 President and Chief Executive
                                                 Officer of Wheat First Butcher
                                                 Singer Inc. from August 1992 to
                                                 April 1996; President of Wheat First
                                                 Butcher Singer Inc. prior to August
                                                 1992

     Robert L. Burrus, Jr. is also a director of CSX Corporation, Heilig-Meyers Company, Concepts Direct, Inc., and O'Sullivan Corp.

     Steven A. Markel is also a director of Markel Corporation, Fairfax Financial Holdings Limited, Lindsey Morden Group Inc. and AVEMCO Corporation.

     Troy A. Peery, Jr., is also a director of Heilig Meyers Company.

     Marshall B. Wishnack is also a director of Lawyers Title Insurance Corporation and Best Products Co., Inc.



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases certain premises at 6005 North Crestwood Avenue and the adjacent store at 5918 West Broad Street, Richmond, Virginia, totaling approximately 22,000 square feet, from Yetta Siegel-Flax pursuant to a lease which expires in 2002. The fiscal 1996 rent was $127,000. Yetta Siegel-Flax is the mother of Stuart C. Siegel. The Company operates the store at 5918 West Broad Street and has sublet the 6005 North Crestwood Avenue premises with fiscal 1996 income of $64,000.

     The Company leases its store at the Gayton Crossing Shopping Center, Richmond, Virginia, totaling approximately 4,500 square feet, from Stuart C. Siegel pursuant to a lease which expires in 2006, provided that Mr. Siegel may cancel the lease in December 1996. The fiscal 1996 rent paid to Mr. Siegel was $45,000.

     The Company believes that the rent and other terms provided in the above two leases are fair and reasonable to the Company as a tenant, are comparable to the rental terms for similar properties in the same general locations and are as favorable to the Company as if entered into with an unaffiliated party.

COMMITTEES OF THE BOARD OF DIRECTORS
     The committees of the Board of Directors of the Company include an Audit Committee and a Compensation Committee.

     Messrs. Sharp, Burrus and Wishnack are the members of the Audit Committee. The Audit Committee's principal responsibilities include recommending to the Board of Directors the firm of independent accountants to be retained by the Company; reviewing with the Company's independent accountants the scope and results of their audits; reviewing with the independent accountants and management the Company's accounting and reporting principles, policies and practices; and reviewing the adequacy of the Company's accounting and financial controls. This Committee met twice during the fiscal year ended January 27, 1996.

     Messrs. Burrus, Lewis and Herson are the members of the Compensation Committee. The Compensation Committee has responsibility for recommending to the Board of Directors the compensation levels and benefits for directors and officers; administering the Company's stock option plan and stock purchase loan plan; reviewing the administration of the Company's savings/profit sharing plan; and advising the Board of Directors and management regarding general personnel policies. This Committee met three times during the fiscal year ended January 27, 1996.

ATTENDANCE
     The Board of Directors held five meetings during the fiscal year ended January 27, 1996. All directors attended 90 percent or more of the aggregate number of meetings of the Board and committees of the Board on which they served.


DIRECTORS' FEES
     Each director who is not an employee of the Company is paid a yearly retainer of $3,600 and a fee of $300 for each Board meeting and for each Board committee meeting attended.

                             EXECUTIVE COMPENSATION

The table below summarizes certain information relating to compensation during the three fiscal years ended January 27, 1996, of the five most highly compensated executive officers of the Company.


                                              SUMMARY COMPENSATION TABLE
                                                                      LONG TERM COMPENSATION
                                                           --------------------------------------------
                                  ANNUAL COMPENSATION              AWARDS                  PAYOUTS
                                ------------------------   -----------------------     ----------------
                        FISCAL                             RESTRICTED  SECURITIES
       NAME AND          YEAR                                 STOCK    UNDERLYING            LTIP
      PRINCIPAL          ENDED    SALARY       BONUS        AWARD(S)  OPTIONS/SARs         PAYOUTS        ALL OTHER
       POSITION         JANUARY    ($)          ($)            ($)        (#)                ($)       COMPENSATION(1)
- ---------------------- ------------------- ------------------------------------------- -------------------------------
Stuart C. Siegel         1996      461,500       0              0             0               0            127,300
     Chairman of the     1995      459,000       0              0             0               0            109,200
     Board and CEO       1994      436,700       0              0             0               0             90,600

Donald W. Colbert        1996      315,800       0              0        24,200               0             26,300
     President and       1995      313,700       0              0        30,000               0             21,800
     COO                 1994      295,100       0              0        16,000               0             16,660

Robert J. Taphorn(2)     1996      198,100       0              0        10,500               0              1,500
     Executive VP        1995      232,600       0              0        18,000               0              1,200

Robert E. Knowles        1996      185,000       0              0        10,500               0             14,400
     Executive VP and    1995      183,500       0              0        18,000               0             12,000
     CFO, Secretary      1994      171,200       0              0        10,000               0              9,400
     and Treasurer

Harry S. Shendow         1996      143,200       0              0         2,500               0             23,900
     Senior VP           1995      157,400       0              0         8,000               0             22,500
                         1994      148,200       0              0         8,000               0             20,700

     (1) Includes Company contributions under the Employee Savings/Profit Sharing Plan, amounts accrued under deferred compensation agreements and the net value of the benefit to the named executives of the portion of the premiums paid by the Company under the Split Dollar Life Insurance Plan. During the fiscal year ended January 27,1996, (i) Company contributions allocated under the Savings/Profit Sharing Plan to Messrs. Siegel, Colbert, Taphorn, Knowles and Shendow were $1,500 each; (ii) amounts accrued under deferred compensation agreements with Messrs. Siegel, Colbert, Taphorn, Knowles and Shendow were $78,400, $9,600, $0, $4,900 and $22,400, respectively; and (iii) the dollar value of the benefit of premiums paid by the Company (using an eight percent interest rate) under the Split Dollar Life Insurance Plan for Messrs. Siegel, Colbert, Taphorn, Knowles and Shendow were $47,500, $15,200, $0, $7,900 and $0, respectively.
     (2) Mr. Taphorn joined the Company on January 31, 1994. Included in salary for 1995 is $34,300, representing reimbursed relocation and other expenses.

The following table sets forth information with respect to options granted during the fiscal year ended January 27, 1996, for each of the executive officers for whom information is given in the Summary Compensation Table.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)
- -----------------------------------------------------------------------------------------------------------------------------
                                                                                               POTENTIAL REALIZABLE VALUE AT
                                                                                                  ASSUMED ANNUAL RATES OF
                                                                                                STOCK PRICE APPRECIATION FOR
                                    INDIVIDUAL GRANTS                                                  OPTION TERM(4)
- -----------------------------------------------------------------------------------------      ------------------------------
                             NUMBER OF
                            SECURITIES       % OF TOTAL
                            UNDERLYING      OPTIONS/SARs      EXERCISE
                           OPTIONS/SARs      GRANTED TO       OR BASE
                             GRANTED        EMPLOYEES IN       PRICE        EXPIRATION
          NAME                (#)(2)         FISCAL YEAR     ($/SH)(3)         DATE              5% ($)         10% ($)
- ------------------------- ---------------  ---------------  ------------ ----------------   --------------  --------------
Stuart C. Siegel                    0            N/A              N/A              N/A              N/A             N/A
Donald W. Colbert              24,200          34.1%          $8.3125        5/17/2003           96,046         230,047
Robert J. Taphorn              10,500          13.6%          $8.3125        5/17/2003           41,673          99,814
Robert E. Knowles              10,500          13.6%          $8.3125        5/17/2003           41,673          99,814
Harry S. Shendow                2,500           3.3%          $8.3125        5/17/2003            9,922          23,765
- ------------------------- ---------------  ---------------  ------------ ----------------   --------------  --------------

     (1) No stock appreciation rights ("SARs") have been granted to any employee.
     (2) These options become exercisable in one-third increments over a three-year period beginning from the date of grant. The Compensation Committee may accelerate the exercisability of the options.
     (3) The exercise price of each option is equal to the fair market value per share of the Company's Common Stock on the date of grant.
     (4) The potential realizable values in the table assume that the market price of the Company's Common Stock appreciates in value from the date of grant to the end of the option term at the annualized rates prescribed by the Securities and Exchange Commission. The actual value, if any, an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value actually realized by an executive will be at or near the values indicated in the table.

     The following table sets forth information with respect to options, if any, exercised during the fiscal year ended January 27, 1996, and the number and value of options held at the end of such fiscal year for each of the executive officers from whom information is given in the Summary Compensation Table.


                   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES(1)
- -----------------------------------------------------------------------------------------------------------------------
                                                                     NUMBER OF SECURITIES
                                                                         UNDERLYING             VALUE OF UNEXERCISED
                                                                        UNEXERCISED                 IN-THE-MONEY
                                                                        OPTIONS/SARs               OPTIONS/SARs AT
                                                                         AT FY-END                    FY-END(2)
                                             SHARES                         (#)                          ($)
                                            ACQUIRED        VALUE  ---------------------        ---------------------
                                          ON EXERCISE     REALIZED      EXERCISABLE/                 EXERCISABLE/
                                              (#)            ($)       UNEXERCISABLE                UNEXERCISABLE
- -----------------------------------------------------------------------------------------------------------------------
Stuart C. Siegel                               0            $   -           0/     0                       -/-
Donald W. Colbert                              0            $   -      92,666/49,534                 $1,375/$0
Robert J. Taphorn                              0            $   -       6,000/22,500                      -/$0
Robert E. Knowles                              0            $   -      61,666/25,834                   $875/$0
Harry S. Shendow                               0            $   -      20,000/10,500                     $0/$0
- -----------------------------------------------------------------------------------------------------------------------

     (1) No SARs have been granted to or exercised by any employee.
     (2) Difference between fair market value and exercise price at fiscal year end.

STOCK PURCHASE LOAN PROGRAM

     In 1995, the Company adopted, with shareholder approval, the Stock Purchase Loan Plan under which the Compensation Committee may approve loans to officers and other key management employees of the Company for the purpose of acquiring shares of the Company's Common Stock. The plan is intended to attract and retain key employees and to provide incentives for management to achieve the Company's current and long-term strategic goals. Pursuant to the plan, the Compensation Committee authorized and the Company made an aggregate of $1.5 million in loans in 1995 to a total of 17 officers (the "1995 Loan Program"). An aggregate of 214,275 shares of Common Stock were purchased pursuant to the 1995 Loan Program.

     Each outstanding loan has a term of seven years but becomes due and payable up to one year following a termination of the participant's employment. A loan may be prepaid without penalty at any time and is subject to mandatory repayments equal to a specified percentage of any net annual cash bonus paid to the participant. The loans bear interest, compounded annually, at a rate equal to the Applicable Federal Rate rounded upward to the nearest 0.25%. The interest rate, which is currently 7 1/2%, will be adjusted annually for changes in the Applicable Federal Rate. Each loan is secured by a pledge to the Company of the shares of Common Stock acquired with the loan proceeds. The shares are subject to additional restrictions on transfer which lapse as to one-third of the shares on each of the second, third and fifth anniversaries of the date of the loan. These restrictions do not apply to certain transfers such as those to family members for tax or estate planning purposes.

     The 1995 Loan Program allows participants to achieve forgiveness of all or a portion of the interest accruing on a loan during a fiscal year (a "Performance Period") based on the Company's achievement of the performance goals established by the Compensation Committee for such Performance Period. If a participant's employment is terminated due to death or disability or a termination by the Company without cause within two years following a change of control, all interest accrued during the then current Performance Period as well as all future interest will be forgiven. A participant who retires at or after normal retirement age will be entitled to a prorated amount of any interest forgiveness otherwise achieved for such Performance Period. Otherwise, a participant must still be employed by the Company at the end of a Performance Period to be eligible for forgiveness of any interest accrued during such Performance Period.

     The 1995 Loan Program also permits up to 25% of the principal amount of a participant's loan to be forgiven dependent upon the participant's continued employment with the Company and retention of the shares acquired with the loan proceeds. If the participant remains continuously employed by the Company through the seventh anniversary of the date of the loan, a portion of the loan principal will be forgiven equal to 25% of the original principal amount multiplied by the ratio which the number of shares retained on the seventh anniversary bears to the number of shares originally acquired. Certain types of transfers, such as those to family members for tax or estate planning purposes, will not cause a reduction in the amount of loan principal forgiven. If the participant's employment is terminated prior to the seventh anniversary of the loan due to death or disability or a termination by the Company without cause within two years following a change of control, the participant will be entitled to principal forgiveness on the terms described above. A participant who retires at or after normal retirement age will be entitled to a prorated amount of such principal forgiveness based on the portion of the seven year period during which the participant was employed. Otherwise, a participant must still be employed on the seventh anniversary of the loan to be eligible for any forgiveness of loan principal.

     The following table shows, for each participating executive officer, the number of shares of Common Stock acquired with the proceeds of loans under the plan and the aggregate amount of all loan principal and accrued interest outstanding as of March 22, 1996.



                           Number
                          of Shares              Amount
    Name                  Purchased         Outstanding ($)
Stuart C. Siegel           55,857                $418,000
Donald W. Colbert          53,142                $397,683
Robert J. Taphorn          23,357                $174,790
Robert  E. Knowles         23,357                $174,790
Weldon J. Wirick, III      10,714                $ 80,177

REPORT OF THE COMPENSATION  COMMITTEE


     The Compensation Committee, which is composed of three non-management directors of the Company, sets executive compensation levels and establishes and administers short-term and long-term incentive programs based on its policies for executive compensation. The Committee believes that the most effective executive compensation program is one which provides incentives to achieve both current and longer-term strategic goals of the Company, with the ultimate objective of enhancing shareholder value. The Company's compensation package for its executive officers consists of base salary, annual performance based bonus, stock option grants and the opportunity to acquire shares of Common Stock under the Company's Stock Purchase Loan Plan.

     Each year, the Committee reviews proposals submitted by the Chief Executive Officer with respect to annual salary, bonus performance goals and amounts and stock option grants for each of the executive officers. In evaluating the CEO's proposals, the Committee considers (1) the individual executive officer's performance and level of contribution, including evaluations thereof by the CEO with respect to other executive officers, (2) the Company's performance during the last fiscal year in relation to its financial goals, measured primarily by earnings per share, and (3) whether the proposals are consistent with the Committee's policies on executive compensation, as outlined below. Last year, the Committee also reviewed the CEO's proposal with regard to the allocation of loan amounts available for the purchase of Company Common Stock under the Company's Stock Purchase Loan Plan. In evaluating that proposal, the Committee considered the individual executive officer's performance and level of contribution.

     The Committee believes that a significant portion of an executive's total compensation should be subject to Company and individual performance criteria. Base salary levels are generally set at the minimum levels believed by the Committee to be necessary to attract and retain qualified individuals when considered along with the performance-based components of the Company's compensation package. Although generally the Committee does not consider past corporate performance in setting base salaries, the Committee accepted management's recommendation that there be no increase in the executive officers' base salaries for the fiscal year ended January 27, 1996 ("fiscal 1996") in view of the fact that the Company did not meet the minimum performance goals in its annual bonus plan for the preceding fiscal year.

     The Company's annual bonus plan provides incentives to achieve current strategic goals of the Company and to maximize individual performance. At the beginning of each year, the Committee sets threshold, target and maximum bonus amounts for each executive officer. Consistent with the Company's compensation philosophy, these potential bonus amounts are set at a significant percentage of the executive officer's salary for such year, typically between 10% and 60%. The determination of the amount of the bonus, if any, to be paid is made by the Committee based on the degree to which the Company has achieved the performance goals established by the Committee, measured primarily by earnings per share (determined last year on both a Company and, for some executive officers, a divisional basis) and on the executive officer's individual performance and level of contribution during the previous year. If the minimum, target or maximum goals are met, the executive officer may receive the threshold, target or maximum bonus amount, respectively, depending on the Committee's evaluation of the executive's individual performance. Similarly, if the Company's actual performance for a year falls between any of these goals, the executive officer may receive a prorated portion of the next highest bonus amount. In some cases the Committee may adjust the bonus percentages and performance targets during the fiscal year on a prospective basis. The Company did not meet its minimum performance goals for fiscal 1996; consequently, no bonuses were paid for such year.

     Grants of stock options to the Company's executive officers under the 1991 Stock Option Plan provide incentives to achieve the Company's long-term performance objectives. Because the value of stock options is entirely a function of the value of the Company's stock, the Committee believes that this component of the Company's compensation package closely aligns the interests of executive officers with those of the Company's shareholders. Whether a grant will be made to an executive officer, and if so in what amount, is determined by the Committee based on the Committee's subjective evaluation of the executive officer's potential contribution to the Company's future success, the level of incentive already provided by the number and terms of the executive officer's existing stock option holdings and the market price of the Company's Common Stock.

     The Stock Purchase Loan Plan was adopted last year upon the recommendation of the Committee and with the approval of the Company's shareholders. Pursuant to the plan, the Committee authorized an aggregate of $1.5 million in loans to be made by the Company to the executive officers and other key management employees in 1995 for the purpose of acquiring shares of the Company's Common Stock (the "1995 loan program"). Management borrowed the full amount authorized under the 1995 loan program and thereby acquired an aggregate of 214,275 shares. The 1995 loan program allows participants to achieve forgiveness of all or a portion of the interest on the loans based upon the Company's achievement of performance goals established by the Committee. The performance criteria and goals for fiscal 1996 were the same as those established for purposes of the Company's annual bonus plan. If the minimum, target or maximum goals had been met, the Company would have forgiven none, 50% or 100%, respectively, of the loan interest accruing during fiscal 1996, with the amount being forgiven prorated for performance that fell between any of the goals. As previously discussed, the Company did not meet its minimum performance goals for fiscal 1996; consequently, none of the interest on the loans accruing during fiscal 1996 was forgiven. The 1995 loan program also permits up to 25% of the principal amount of a participant's loan to be forgiven dependent upon the participant's continued employment with the Company and based on the amount of stock acquired under the program which the participant has retained. A more detailed description of the 1995 loan program appears elsewhere in the Proxy Statement. The Committee believes that the plan, by encouraging management's acquisition and retention of the Company's Common Stock and by tying interest forgiveness to Company performance, provides even greater incentives for management to achieve both the Company's long-term performance objectives and its current strategic goals.

     The Committee determined the compensation for Mr. Siegel, the Company's Chairman and CEO, for the past fiscal year in a manner consistent with the policies and procedures described above. As previously discussed, the Committee accepted Mr. Siegel's recommendation that there be no increase in his base salary for fiscal 1996 compared to his base salary for the prior year. The Committee historically has not granted stock options to Mr. Siegel because of his existing significant stock ownership in the Company. Therefore, the Committee generally sets Mr. Siegel's bonus amounts at a greater percentage of base salary than those set for other executives. The threshold, target and maximum potential bonus amounts for Mr. Siegel were set at 24%, 48% and 72%, respectively, for fiscal 1996; however, as previously discussed, no bonuses were paid since the minimum performance targets were not met. To provide even greater incentives for Mr. Siegel to achieve the Company's current strategic goals and long-term performance objectives, Mr. Siegel was provided an opportunity to purchase shares under the 1995 loan program on a basis generally comparable to the other senior executive officers; the amount borrowed by Mr. Siegel and used to purchase shares under the program represented approximately 85% of his annual base salary.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1,000,000 limit on the amount of compensation that will be deductible by the Company with respect to the Chief Executive Officer and the four other most highly compensated executive officers. Performance-based compensation that meets certain requirements will not be subject to the deduction limit. The Committee, with the assistance of the Company's legal counsel, has reviewed the impact of
Section 162(m) on the Company and believes it is highly unlikely that the compensation paid to any executive officer during the fiscal year ending January 25, 1997, will exceed the limit. The Committee will continue to monitor the impact of the Section 162(m) limit and to assess alternatives for avoiding any loss of tax deductions in future years.

Compensation Committee
Robert L. Burrus, Jr., Chairman
Selwyn S. Herson
Andrew M. Lewis

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     Mr. Burrus, a member of the Compensation Committee, is a partner in the law firm of McGuire, Woods, Battle & Boothe, L.L.P., which has served as counsel to the Company on a regular basis since 1979.

                                PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of companies in the Nasdaq Market Value Index for U. S. companies and the Nasdaq Retail Trade Index for the period of five years commenced on January 26, 1991 and ended on January 27, 1996.


                                [GRAPH]





  Year Ended            1/26/91       1/25/92        1/30/93       1/29/94       1/28/95         1/27/96
     S&K                 100.0         232.3          309.7         335.5         187.1            148.4
     Nasdaq Market       100.0         123.5          123.1         155.1         146.6            205.2
     Nasdaq Retail       100.0         174.6          157.5         169.4         149.3            169.0

     Media General Financial Services supplied the data for the Company and the Nasdaq Market Value Index. Center for Research in Security Prices (CRSP) supplied the data for the Nasdaq Retail Trade Index.

                                 PROPOSAL NO. 2

                    RATIFICATION OF SELECTION OF ACCOUNTANTS

     Price Waterhouse LLP, Norfolk, Virginia, has been selected by the Board of Directors as independent accountants of the Company for the current year, subject to ratification by the Shareholders. If the Shareholders do not ratify the selection of Price Waterhouse LLP, the Board of Directors will reconsider its selection of independent accountants for the current year. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting of Shareholders and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from Shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR THE CURRENT YEAR.



                                  OTHER MATTERS

     The Board of Directors knows of no other matters which are likely to be brought before the meeting; however, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgments on such matters.



                            SHAREHOLDER PROPOSALS FOR
                                  1997 MEETING

      Proposals of Shareholders intended to be included in the Proxy Statement for the 1997 annual meeting must be received by the Company at its principal executive offices no later than December 19, 1996. Any such proposal must meet the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

By Order of the Board of Directors,



Robert E. Knowles
Secretary

April 10, 1996

                            S & K FAMOUS BRANDS, INC.
                                      PROXY
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned,  revoking all previous proxies, hereby appoints Robert
E. Knowles and Robert F. Videtic, and each of them with full power of substitution to each, proxies (and if the undersigned is a proxy, substitute proxies) and attorneys to represent the undersigned at the Annual Meeting of Shareholders of S & K Famous Brands, Inc., to be held at the Company's Corporate Headquarters, located at 11100 West Broad Street, Richmond, Virginia, at 10:00 a.m., E.D.T., on May 30, 1996, and at any and all adjournments thereof, and to vote as designated below, all of the Common Shares of S & K Famous Brands, Inc., par value $.50 per share, held of record by the undersigned on April 10, 1996, as fully as the undersigned could do if personally present.

1.       ELECTION OF DIRECTORS

         FOR ALL NOMINEES LISTED BELOW               WITHHOLD AUTHORITY
           (except as marked to the contrary)          (to vote for all nominees
                                                        listed below)
                     [ ]                                      [ ]

(Instruction: To withhold authority to vote for any individual, strike a line through the nominee's name in the list provided below.)

                  S. Siegel, R. Burrus, D. Colbert, S. Herson,
                   A. Lewis, S. Markel, T. Peery, M. Wishnack

2. PROPOSAL TO RATIFY THE SELECTION OF PRICE WATERHOUSE LLP as the independent accountants of the Company.

            [ ]   FOR     [ ]   AGAINST     [ ]   ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

         Receipt of the Secretary's Notice of and the related Proxy Statement for the Annual Meeting of Shareholders to be held on May 30, 1996, is hereby acknowledged.

Please sign exactly as name appears below. When shares are held by two or more persons as joint tenants, any of such persons may sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated ___________________________, 1996



- ---------------------------------------
        Shareholder's Signature


- ---------------------------------------
Shareholder's Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.